                                   UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                                    SCHEDULE 13G

                    Under the Securities and Exchange Act of 1934
                              (Amendment No. )*

                           White Electronic Designs Corp.
                             _________________________
                                 (Name of Issuer)

                                   Common Stock
                             _________________________
                          (Title of Class of Securities)

                                    963801 10 5
                             _________________________
                                  (CUSIP Number)

                                  February 14, 1999
                             _________________________
               (Date of Event Which Requires Filing of this Statement)


                       ______________________________________



   Check the appropiate box to designate the rule pursuant to which this
   Schedule is filed:
       [ ] Rule 13d-1 (b)
       [X] Rule 13d-1 (c)
       [ ] Rule 13d-1 (d)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 963801 10 5                                Page 2 of 9

________________________________________________________________________________
1   NAME OF REPORTING PERSON
    Technology Funding Partners III, L.P.

    S.S. or I.R.S. identification of above person

________________________________________________________________________________
2   CHECK THE APPROPRIATE BOX IF A MEMBER GROUP
                                                    (a)  [_]
                                                    (b)  [X]
________________________________________________________________________________
3   SEC USE ONLY

________________________________________________________________________________
4   CITIZENSHIP OF PLACE OR ORGANIZATION

                                                        Delaware
________________________________________________________________________________
                     5   SOLE VOTING POWER                  0
     NUMBER OF      ________________________________________________________
        SHARES       6   SHARED VOTING POWER             822,983
  BENEFICIALLY       ___________________________________________________________
      OWNED BY       7.  SOLE DISPOSITIVE POWER             0
          EACH       ___________________________________________________________
     REPORTING       8.  SHARED DISPOSITIVE POWER        822,983
   PERSON WITH
________________________________________________________________________________
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                         822,983
________________________________________________________________________________
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                             [_]
________________________________________________________________________________
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                           5.21%

________________________________________________________________________________
12  TYPE OF REPORTING PERSON
                                                          PN

________________________________________________________________________________

CUSIP No. 963801 10 5                                   Page 3 of 9

________________________________________________________________________________
1    NAME OF REPORTING PERSON
     Technology Funding Inc.

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                        (a)  [_]
                                                        (b)  [X]
________________________________________________________________________________
3    SEC USE ONLY

________________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                      California

________________________________________________________________________________
                     5  SOLE VOTING POWER
      NUMBER OF                                           0
         SHARES      ___________________________________________________________
   BENEFICIALLY      6  SHARED VOTING POWER            822,983
       OWNED BY      ___________________________________________________________
           EACH      7  SOLE DISPOSITIVE POWER            0
      REPORTING      ___________________________________________________________
    PERSON WITH      8  SHARED DISPOSTIVE POWER        822,983
________________________________________________________________________________
9    AGGREGATE AMOUNT OF BENEFICIALLY OWNED  BY EACH REPORTING PERSON
                                                       822,983

________________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                           [_]
________________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                         5.21%
_______________________________________________________________________________
12   TYPE OF REPORTING PERSON
                                                         IA,CO

________________________________________________________________________________

CUSIP No. 963801 10 5                                  Page 4 of 9

________________________________________________________________________________
1    NAME OF REPORTING PERSON
     Technology Funding Ltd.

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                       (a) [_]
                                                       (b) [X]
________________________________________________________________________________
3    SEC USE ONLY

________________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                   California

________________________________________________________________________________
                   5  SOLE VOTING POWER                  0
    NUMBER OF     ____________________________________________________________
       SHARES      6  SHARED VOTING POWER             822,983
 BENEFICIALLY     ____________________________________________________________
     OWNED BY      7  SOLE DISPOSITIVE POWER             0
         EACH     ____________________________________________________________
    REPORTING      8  SHARED DISPOSITIVE POWER        822,983
  PERSON WITH
______________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                      822,983
________________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                          [_]
________________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                        5.21%
________________________________________________________________________________
12   TYPE OF REPORTING PERSON
                                                        IA,PN
________________________________________________________________________________

CUSIP No. 963801 10 5                                  Page 5 of 9

________________________________________________________________________________
1    NAME OF REPORTING PERSON
     Charles R. Kokesh

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a) [_]
                                                      (b) [X]
________________________________________________________________________________
3    SEC USE ONLY

________________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                 U.S. Citizen
________________________________________________________________________________
                    5  SOLE VOTING POWER                0
     NUMBER OF      ____________________________________________________________
        SHARES      6  SHARED VOTING POWER           822,983
  BENEFICIALLY      ____________________________________________________________
      OWNED BY      7  SOLE DISPOSITIVE POWER           0
          EACH      ____________________________________________________________
     REPORTING      8  SHARED DISPOSITIVE POWER      822,983
   PERSON WITH
________________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                     822,983
________________________________________________________________________________
10   CHECK BOX IF THE AGGRAGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                          [_]
________________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                        5.21%
________________________________________________________________________________
12   TYPE OF REPORTING PERSON
                                                        HC,IN
________________________________________________________________________________

CUSIP No. 963801 10 5                                 Page 6 of 9

________________________________________________________________________________
1    NAME OF REPORTING PERSON
     Gregory T. George

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                     (a) [_]
                                                     (b) [X]
________________________________________________________________________________
3    SEC USE ONLY

________________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                U.S. Citizen
________________________________________________________________________________
                     5   SOLE VOTING POWER
     NUMBER OF                                          0
        SHARES       ________________________________________________________
  BENEFICIALLY       6   SHARED VOTING POWER         822,983
      OWNED BY       ___________________________________________________________
          EACH       7   SOLE DISPOSITIVE POWER         0
     REPORTING       ________________________________________________________
   PERSON WITH       8   SHARED DISPOSITIVE POWER    822,983
________________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                     822,983
________________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                         [_]
________________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                       5.21%
________________________________________________________________________________
12   TYPE OF REPORTING PERSON
                                                       HC,IN
________________________________________________________________________________

CUSIP No. 963801 10 5                                Page 7 of 9

________________________________________________________________________________
1    NAME OF REPORTING PERSON
     Thomas J. Toy

     S.S. or I.R.S IDENTIFICATION NO. OF ABOVE PERSON
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a) [_]
                                                      (b) [x]
________________________________________________________________________________
3    SEC USE ONLY

________________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                 U.S. Citizen
________________________________________________________________________________
                    5  SOLE VOTING POWER
     NUMBER OF                                           0
        SHARES      ____________________________________________________________
  BENEFICIALLY      6  SHARED VOTING POWER            822,983
      OWNED BY      ____________________________________________________________
          EACH      7  SOLE DEPOSITIVE POWER             0
     REPORTING      ____________________________________________________________
   PERSON WITH      8  SHARED DEPOSITIVE POWER        822,983
________________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                      822,983
________________________________________________________________________________
10   CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                          [_]
________________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY THE AMOUNT IN ROW (9)
                                                        5.21%
________________________________________________________________________________
12   TYPE OF REPORTING PERSON
                                                        HC,IN
________________________________________________________________________________

CUSIP No. 963801 10 5                                   Page 8 of 9
______________________________________________________________________________
1    NAME OF REPORTING PERSON
     Peter F. Bernardoni

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
______________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (A) [_]
                                                      (B) [x]
______________________________________________________________________________
3    SEC USE ONLY

______________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                 U.S. Citizen
______________________________________________________________________________
5      NUMBER OF    5   SOLE VOTING POWER                0
          SHARES    __________________________________________________________
    BENEFICIALLY    6   SHARED VOTING POWER           822,983
        OWNED BY    __________________________________________________________
            EACH    7   SOLE DISPOSITIVE POWER           0
       REPORTING    __________________________________________________________
     PERSON WITH    8   SHARED DISPOSITIVE POWER      822,983
______________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH PERSON
                                                      822,983
______________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                          [ ]
_______________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                        5.21%
_______________________________________________________________________________
12   TYPE OF REPORTING PERSON
                                                        HC,IN
______________________________________________________________________________

Item 1.
     (a)  Name of Issuer:  White Electronic Designs Corp.
          --------------

     (b)  Address of Issuer's Principal Executive Offices:
          -----------------------------------------------
          One Research Drive, Westborough, Massachusetts 01581

Item 2.
     (a)  Name of Person(s) Filing:
          ------------------------
          Technology Funding Partners III, L.P.
          Technology Funding Inc.
          Technology Funding Ltd.
          Charles R. Kokesh
          Gregory T. George
          Thomas J. Toy
          Peter F. Bernardoni

     (b)  Address of Principal Business Office:
          ------------------------------------
          2000 Alameda de las Pulgas, San Mateo, CA 94403

     (c)  Citizenship:
          -----------
          United States

     (d)  Title of Class of Securities:
          ----------------------------
          Common Stock

     (e)  CUSIP Number:
          ------------
          963801 10 5

Item 3.  Not Applicable

Item 4.  Ownership
         ---------
     (a)  Amount Beneficially Owned: 822,983
     (b)  Percent of Class: 5.21%
     (c)  Number of shares as to which such person(s) has:
          Incorporated by reference in pages 2 through 9 herein.
          Technology Funding Inc. and Technology Funding Ltd. are the General Partners of th Limited Parnership(s) referenced herein. The individual reporting persons are general partners of Technology Funding Ltd. and/or Officers of Technology Funding Inc.

Item 5.  Ownership of Five Percent or Less of a Class
         --------------------------------------------
         Not applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person
         ---------------------------------------------------------------
         Not applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.
         ------------------------------------------------------------------
         Not applicable

Item 8.  Identification and Classification of Members of the Group
         ---------------------------------------------------------
         Not Applicable

Item 9.  Notice of Dissolution of a Group
         --------------------------------
         Not Applicable

Item 10. Certification
         -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having tht purpose or effect.

                               SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

    Dated: February 14, 1999     TECHNOLOGY FUNDING PARTERS III, L.P.

                                 By:   TECHNOLOGY FUNDING INC.,
                                       Managing General Partner

                                 By:   /s/ Charles R. Kokesh
                                       ------------------------
                                       Charles R. Kokesh
                                       Chief Executive Officer


   Dated: February 14, 1999      TECHNOLOGY FUNDING INC.,
                                 a California Corporation

                                 By:   /s/ Charles R. Kokesh
                                       -----------------------
                                       Charles R. Kokesh
                                       Chief Executive Officer

   Dated: February 14, 1999      TECHNOLOGY FUNDING LTD.
                                 a California Limited Patnership

                                 By:   /s/ Charles R. Kokesh
                                       -----------------------
                                       Charles R. Kokesh
                                       Managing General Partner


   Dated: February 14, 1999            /s/ Charles R. Kokesh
                                       -----------------------
                                       Charles R. Kokesh


   Dated: February 14, 1999            /s/ Gregory T. George
                                       -----------------------
                                       Gregory T. George


   Dated: February 14, 1999            /s/ Thomas J. Toy
                                       ----------------------
                                       Thomas J. Toy


   Dated: February 14, 1999            /s/ Peter F. Bernardoni
                                       -----------------------
                                       Peter F. Bernardoni